Filed pursuant to Rule 424(b)(3)

Registration No.: 333-192732

Prospectus

Dynegy Inc.

Offer to Exchange

Up to $500,000,000 5.875% Senior Notes due 2023 and the related subsidiary guarantees which have been registered  under the Securities Act of 1933, as amended for

any and all of its

5.875% Senior Notes due 2023 and related subsidiary guarantees

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to $500,000,000 in aggregate principal amount of our new 5.875% Senior Notes due 2023 (the “Exchange Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding 5.875% Senior Notes due 2023 (the “Old Notes,” and together with the Exchange Notes, the “Notes”).

The Exchange Offer

•                  We hereby offer to exchange all Old Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes which we have registered under the Securities Act.

•                  The exchange offer will expire at 5:00 p.m., New York City time, on April 14, 2014 (the “Expiration Date”), unless extended by us.

•                  You may withdraw tenders of Old Notes at any time prior to the Expiration Date or termination of the exchange offer.

•                  The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes, except that the Exchange Notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the Old Notes do not apply to the Exchange Notes.

•                  The exchange of Old Notes for Exchange Notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion in the section entitled “Material Federal Income Tax Considerations” for more information.

•                  Old Notes that are not exchanged will remain outstanding, but will not have further registration rights.

•                  We will not receive any proceeds from the exchange offer.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.  See “Plan of Distribution.”

See “Risk Factors” beginning on page 10 of this prospectus for a discussion of risks you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2014.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context requires otherwise, references to “Dynegy,” the “Company,” the “Issuer,” “we,” “our” and “us” and similar terms refer to Dynegy Inc. and its consolidated subsidiaries, and references to the “Subsidiary Guarantors” refer to each of our current and future wholly-owned domestic subsidiaries that from time to time is a borrower or guarantor under the Credit Agreement (as defined herein).

We have not authorized anyone to provide you with information other than that contained in this prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  We are offering the exchange offer only in jurisdictions where such offers are permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such information as specified in this prospectus, if different.

This prospectus incorporates by reference important business and financial information about us from documents filed with the SEC that have not been included herein or delivered herewith.  This information is available without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement, of which this prospectus forms a part, may be obtained from the SEC on the payment of the fees prescribed by the SEC.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  This information is also available without charge at the website that the SEC maintains at www.sec.gov.  In addition, you may request copies of the documents incorporated by reference in this prospectus from us, without charge, by written or oral request directed to Dynegy Inc.,

i

Attention: Investor Relations Department, 601 Travis, Suite 1400, Houston, Texas 77002, telephone (713) 507-6400, or on the “Investor Relations” section of our website at www.dynegy.com.  The information contained on or that can be accessed through our website (other than the specified SEC filings incorporated by reference in this prospectus) is not incorporated in, and is not a part of, this prospectus, and you should not rely on any such information in connection with your decision to exchange your Old Notes for Exchange Notes. To obtain timely delivery of documents or information, we must receive your request no later than five business days before the Expiration Date.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.  The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.  We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement (as defined herein)) is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, they will make this prospectus available to any broker-dealer for use in connection with any such resale.  See “Plan of Distribution.”

We have not provided guaranteed delivery provisions in connection with the exchange offer.  You must tender your Old Notes in accordance with the procedures set forth herein.

CERTAIN DEFINED TERMS

Unless otherwise specified or the context requires otherwise, in this prospectus:

•                  “AER” refers to Ameren Energy Resources Company, LLC (or, following a pre-closing reorganization completed by Ameren Corporation (“Ameren”) a successor thereto (“New AER”));

•                  “AER Acquisition” refers to the transaction completed on December 2, 2013, pursuant to that certain definitive agreement by and between Ameren and Illinois Power Holdings, LLC, a wholly-owned subsidiary of Dynegy (“IPH”), pursuant to which we acquired New AER and its subsidiaries, Ameren Energy Generating Company (“Genco”), Ameren Energy Fuels and Services Company, New AERG, LLC (successor to Ameren Energy Resources Generating Company) (“AERG”) and Ameren Energy Marketing Company (“AEM”) from Ameren (such entities, collectively, the “AER Entities”);

•                  “Credit Agreement” refers to the $1.775 billion senior secured credit facility, entered into on April 23, 2013, comprised of (i) a $500 million seven-year senior secured term loan B facility (the “B-1 Term Loan”), (ii) an $800 million seven-year senior secured term loan B facility (the “B-2 Term Loan” and, together with the B-1 Term Loan, the “Term Facilities”) and (iii) a $475 million five-year senior secured revolving credit facility (the “Revolving Facility”);

•                  “DH” refers to Dynegy Holdings, LLC;

•                  “DNE Debtor Entities” refers to Dynegy Northeast Generation, Inc., Hudson Power, L.L.C., Danskammer, and Dynegy Roseton, L.L.C.;

•                  “Legacy Dynegy” refers to Dynegy for the periods prior to the Merger (as defined below); and

•                  “Merger” refers to the merger, completed on September 30, 2012, of DH with and into Dynegy, with Dynegy as the surviving legal entity and DH as the surviving entity for financial reporting purposes.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus which are not statements of historical fact constitute “forward looking statements,” which involve risks and uncertainties.  All statements included or incorporated by reference into this prospectus, other than statements of historical fact, that address activities, events or developments that we believe or anticipate will or may occur in the future are forward-looking statements.  These statements represent our reasonable judgment of the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning.  In particular, these include, but are not limited to, statements relating to the following:

•                  anticipated benefits and expected synergies resulting from the AER Acquisition and beliefs associated with the integration of operations;

•                  lack of comparable financial data due to the application of fresh-start accounting;

•                  expectations regarding our compliance with the Credit Agreement, including collateral demands, interest expense, any applicable financial ratios and other payments;

•                  efforts to secure retail sales and the timing of such sales;

•                  the timing and anticipated benefits to be achieved through our company-wide savings improvement programs, including our PRIDE initiative;

•                  efforts to identify opportunities to reduce congestion and improve busbar power prices;

•                  expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts and other laws and regulations to which we are, or could become, subject;

•                  beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale and retail power generation market, including the anticipation of higher market pricing over the longer term;

•                  sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof;

•                  beliefs, assumptions and projections regarding the demand for power, generation volumes and commodity pricing, including natural gas prices and the timing of a recovery in natural gas prices, if any;

•                  the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility;

•                  beliefs and assumptions regarding approval by the California Public Utility Commission of the Southern California Edison 2016 transaction for Moss Landing Units 6 & 7;

•                  ability to mitigate impacts associated with expiring reliability must run and/or capacity contracts;

•                  beliefs and assumptions about weather and general economic conditions;

•                  projected operating or financial results, including anticipated cash flows from operations, revenues and profitability;

•                  our focus on safety and our ability to efficiently operate our assets so as to capture revenue generating opportunities and operating margins;

•                  beliefs about the costs and scope of the ongoing demolition and site remediation efforts at the South Bay and Vermilion facilities;

•                  beliefs regarding successful renegotiation of the International Brotherhood of Electrical Workers Local 1245 collective bargaining agreement;

•                  beliefs regarding redevelopment efforts for the Morro Bay Facility;

•                  beliefs about the outcome of legal, administrative, legislative and regulatory matters;

•                  expectations regarding performance standards and capital and maintenance expenditures; and

•                  other factors identified in this prospectus.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus.  Many of these factors are beyond our ability to control or predict.  Other than as required by law, we undertake no obligation to update any forward-looking statements included or incorporated by reference in this prospectus in order to reflect any event or circumstance occurring after the date of this prospectus, currently unknown facts or conditions or the occurrence of unanticipated events.  Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward looking statements.  Factors that could cause or contribute to such differences are discussed in the section entitled “Risk Factors” in this prospectus.

v

INCORPORATION BY REFERENCE

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus.  We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the Expiration Date, other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•                  our Definitive Proxy Statement on Schedule 14A;

•                  our Definitive Additional Materials on Schedule 14A;

•                  “Annex A: Financial Statements Relating to AER” included in our registration statement on Form S-3ASR; and

•                  our  Current Reports on Form 8-K and Form 8-K/A filed November 19, 2013, February 4, 2014, February 5, 2014, and February 27, 2014.

Furthermore, all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K) shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to Dynegy Inc., Attention: Investor Relations Department, 601 Travis, Suite 1400, Houston, Texas 77002, telephone (713) 507-6400, on the “Investor Relations” section of our website at www.dynegy.com or from the SEC through the SEC’s website at the web address provided in the section entitled “Where You Can Find More Information.”  Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus and therefore is not complete and does not contain all the information that you should consider before tendering Old Notes for exchange. You should read this entire prospectus carefully, including the documents incorporated by reference herein, which are described in the section entitled “Incorporation by Reference.”  You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

Our Business

We began operations in 1984 and became incorporated in the State of Delaware in 2007.  We are a holding company and conduct substantially all of our business operations through our subsidiaries.  Our primary business is the production and sale of electric energy, capacity and ancillary services from our fleet of sixteen operating power plants in six states totaling approximately 13,200 megawatts of generating capacity.

We operate a portfolio of generation assets that is diversified in terms of dispatch profile, fuel type and geography.  Our Coal and IPH segments are fleets of baseload coal facilities, located in Illinois, that dispatch around the clock throughout the year.  Our Gas segment operates both intermediate and peaking natural gas plants, located in the Midwest, Northeast and California.  The inherent cycling and dispatch characteristics of our intermediate combined cycle units allow us to take advantage of the volatility in market pricing in the day-ahead and hourly markets.  This flexibility allows us to optimize our assets and provide incremental value.  Peaking facilities are generally dispatched to serve load only during the highest periods of power demand, such as hot summer and cold winter days.  In addition to generating power, our generating facilities also receive capacity revenues through structured markets or bilateral tolling agreements, as local utilities and independent system operators (“ISOs”) seek to ensure sufficient generation capacity is available to meet future market demands.

We sell electric energy, capacity and ancillary services on a wholesale basis from our power generation facilities.  In connection with the AER Acquisition on December 2, 2013, we began serving residential, municipal, commercial and industrial consumers through our Homefield Energy retail business in Illinois.  Wholesale electricity customers will, for reliability reasons and to meet regulatory requirements, contract for rights to capacity from generating units.  Ancillary services are the products of a power generation facility that support the transmission grid operation, follow real-time changes in load and provide emergency reserves for major changes to the balance of generation and load.  Retail electricity customers produce energy and these related services in the deregulated retail energy market.  We sell these products individually or in combination to our customers for various lengths of time from hourly to multi-year transactions.

We do business with a wide range of customers, including: regional transmission organizations and ISOs, integrated utilities, municipalities, electric cooperatives, transmission and distribution utilities, power marketers, financial participants such as banks and hedge funds, and residential, commercial and industrial end-users.  Some of our customers, such as municipalities or integrated utilities, purchase our products for resale in order to serve their retail, commercial and industrial customers.  Other customers, such as some power marketers, may buy from us to serve their own wholesale or retail customers or as a hedge against power sales they have made.

Our Corporate Information

Our principal executive offices are located at 601 Travis, Suite 1400, Houston, Texas 77002.  Our telephone number is (713) 507-6400 and we have a website accessible at www.dynegy.com.  The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND SUMMARIZES THE MATERIAL TERMS OF THE EXCHANGE OFFER. WE REFER YOU TO THE SECTION ENTITLED “THE EXCHANGE OFFER” IN THIS PROSPECTUS FOR A MORE DETAILED DESCRIPTION OF THE TERMS OF THE EXCHANGE OFFER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE DECIDING TO EXCHANGE YOUR OLD NOTES FOR EXCHANGE NOTES.

Old Notes	5.875% Senior Notes due 2023, issued on May 20, 2013.

Exchange Notes

5.875% Senior Notes due 2023, the issuance of which has been registered under the Securities Act. The form and terms of the Exchange Notes are identical in all material respects to those of the Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the Exchange Notes.

Exchange Offer

We are offering to issue up to $500 million aggregate principal amount of the Exchange Notes in exchange for a like principal amount of the Old Notes to satisfy our obligations under the registration rights agreement, dated as of May 20, 2013, among Dynegy, the guarantors party thereto and Morgan Stanley and Credit Suisse, as representatives of certain initial purchasers (the “Registration Rights Agreement”), that was executed when the Old Notes were issued in a transaction conducted in reliance upon the exemptions from registration provided by Rule 144A and Regulation S promulgated under the Securities Act.

Expiration Date	The exchange offer will expire on the Expiration Date, unless extended in our sole and absolute discretion.

Tenders	By tendering your Old Notes, you represent to us that, at the time of the consummation of the exchange offer:

• any Exchange Notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•                  neither you nor anyone receiving Exchange Notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes in violation of the Securities Act;

•                  you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours or any Subsidiary Guarantor, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes, as defined in the Securities Act;

•                  if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive; and

• you have the full power and authority to transfer the Old Notes in exchange for the Exchange Notes and we will acquire good and unencumbered title thereto free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

Withdrawal; Non-Acceptance

You may withdraw any Old Notes tendered in the exchange offer at any time prior to the Expiration Date. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the Expiration Date or termination of the exchange offer, as applicable. In the case of the Old Notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC promptly after the Expiration Date or termination of the exchange offer, as applicable. For further information regarding the withdrawal of tendered Old Notes, see the sections entitled “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including the following:

• the exchange offer does not violate applicable law or any applicable interpretations of the staff of the SEC;

• the Old Notes are validly tendered in accordance with the exchange offer;

• no action or proceeding would impair our ability to proceed with the exchange offer; and

• any governmental approval has been obtained that we believe, in our sole discretion, is necessary for the completion of the exchange offer as outlined in this prospectus.

Procedures for Tendering the Old Notes	You must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•                  tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wilmington Trust, National Association, as exchange agent, at one of the addresses listed below in the section entitled “The Exchange Offer—Exchange Agent;” or

•                  tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, Wilmington Trust, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at DTC prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below in the section entitled “The Exchange Offer—Book-Entry Transfers.”

We have not provided guaranteed delivery provisions in connection with the exchange offer. You must tender your Old Notes in accordance with the procedures set forth in the section entitled “The Exchange Offer—Procedures for Tendering Old Notes.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Old Notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Material Federal Income Tax Considerations

The exchange of the Old Notes for Exchange Notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion in the section entitled “Material Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Regulatory Requirements

Following the effectiveness of the registration statement covering the exchange offer by the SEC, no material federal or state regulatory requirement must be complied with in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent

Wilmington Trust, National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below in the section entitled “The Exchange Offer—Exchange Agent.”

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the Exchange Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the Exchange Notes if:

• you are our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are not acquiring the Exchange Notes in the exchange offer in the ordinary course of your business; or

•                  you are engaged in or intend to engage in, or have an arrangement or understanding with any person to participate in, the distribution, as defined in the Securities Act, of the Exchange Notes you will receive in the exchange offer.

If any of the statements above are not true, you cannot rely on the position of the SEC staff described above and you must, therefore, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes, unless an exemption from these requirements is available to you. If you transfer any Exchange Notes without delivering a prospectus that meets the requirements of the Securities Act or without an exemption from registration of your Exchange Notes from those requirements, you may incur liability under the Securities Act. We will not assume or indemnify you against that liability. In addition, the SEC has not considered the exchange offer in the context of its interpretive letters and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Broker-Dealer

Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Consequences of not Exchanging Old Notes	If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer. In general, you may offer or sell your Old Notes only:

• if they are registered under the Securities Act and applicable state securities laws;

• if they are offered and sold under an exemption from registration under the Securities Act and applicable state securities laws; or

• if they are offered and sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not intend to register the Old Notes under the Securities Act, and holders of Old Notes that do not exchange Old Notes for Exchange Notes in the exchange offer will no longer have registration rights with respect to the Old Notes except in the limited circumstances provided in the Registration Rights Agreement. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see the sections entitled “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Description of the Exchange Notes— Principal, Maturity and Interest.”

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

The terms of the Exchange Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the Exchange Notes.  For a more detailed description of the Exchange Notes, see the section entitled “Description of the Exchange Notes.”

Issuer	Dynegy Inc.

Securities Offered	Up to $500 million aggregate principal amount of 5.875% Senior Notes due 2023.

Maturity Date	June 1, 2023.

Interest Payment Dates

June 1 and December 1 of each year. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Old Notes and, if no interest has been paid, the Exchange Notes will accrue interest since the issue date of the Old Notes.

Guarantees

The notes will be jointly and severally guaranteed by each of our current and future wholly-owned domestic subsidiaries that from time to time is a borrower or guarantor under our Credit Agreement. See “Description of the Exchange Notes—Subsidiary Guarantees.”

Ranking	The Exchange Notes and the related guarantees will be:

• our and the Subsidiary Guarantors’ general unsecured senior obligations;

• pari passu in right of payment with all of our and the Subsidiary Guarantors’ existing and future senior indebtedness;

• senior in right of payment to any of our and the Subsidiary Guarantors’ subordinated indebtedness;

•                  effectively subordinated to our and the Subsidiary Guarantors’ secured indebtedness (including indebtedness under our Credit Agreement), in each case to the extent of the value of the collateral securing such indebtedness; and

• structurally subordinated to all indebtedness of our nonguarantor subsidiaries to third parties.

As of December 31, 2013, we had total indebtedness of $2.1 billion, consisting of (i) $1.3 billion of unsecured indebtedness, $825 million of which resides within our Genco subsidiary and (ii) $796 million of secured indebtedness. None of our other subsidiaries, both guarantor and non-guarantor subsidiaries, had any indebtedness outstanding to third parties. In addition, as of March 11, 2014, there were approximately $205 million in letters of credit issued under our Revolving Facility, which excludes the revolving facility at Illinois Power Marketing Company (“IPM”).

Form and Denomination	The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption

We may redeem any of the Notes beginning on June 1, 2018, at the redemption prices set forth in this prospectus. We may also redeem any of the Notes at any time prior to June 1, 2018, at a price equal to 100% of the aggregate principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any, to but excluding the redemption date. Prior to June 1, 2016, we may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings, at a price equal to 105.875% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control

Upon the occurrence of a change of control, we will be required to offer to purchase each holder’s Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of purchase. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the Indenture by virtue of such compliance. For more details, see the section entitled “Description of the Exchange Notes—Change of Control.”

Certain Covenants	The indenture, dated May 20, 2013 (the “Indenture”) governing the Exchange Notes will, among other things, limit our ability and the ability of the Subsidiary Guarantors to:

• create liens upon any principal property to secure debt for borrowed money; and

• consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of exceptions. See “Description of the Exchange Notes.”

No Public Trading Market

The Exchange Notes are a new issue of securities, and there is currently no established trading market for the Exchange Notes. We do not intend to list the Exchange Notes offered hereby on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. We cannot assure you that an active trading market for the Exchange Notes will develop.

Risk Factors	Tendering your Old Notes in the exchange offer involves risks. You should carefully consider the information in the section entitled “Risk Factors” in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected financial information presented below was derived from, and is qualified by reference to, our audited consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus.

This information is only a summary.  You should read the data set forth in the table below in conjunction with the section entitled “Selected Financial Data” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus.

As described in Note 1—Organization and Operations to our consolidated financial statements incorporated by reference in this prospectus, Legacy Dynegy merged with DH on September 30, 2012.  The accounting treatment of the Merger was reflected as a recapitalization of DH and, similar to a reverse merger, DH was the surviving accounting entity for financial reporting purposes.  Therefore, our historical results for periods prior to the Merger are the same as DH’s historical results.

As a result of the application of fresh-start accounting as of the October 1, 2012, the financial statements on or prior to October 1, 2012 are not comparable with the financial statements after October 1, 2012.  References to “Successor” refer to Dynegy after October 1, 2012, after giving effect to the application of fresh-start accounting.  References to “Predecessor” refer to Dynegy on or prior to October 1, 2012.  Additionally, on October 1, 2012, the DNE Debtor Entities did not emerge from bankruptcy; therefore, we deconsolidated our investment in these entities as of October 1, 2012.  Accordingly, the results of operations of the DNE Debtor Entities are presented in discontinued operations for all periods presented.

	Predecessor				Successor
	Year Ended December 31,			January 1 Through October 1,	October 2 Through December	Year Ended December
(amounts in millions)	2009	2010	2011(1)	2012(2)(3)	31, 2012	31, 2013

Statement of Operations Data:
Revenues	$2,195	$2,059	$1,333	$981	$312	$1,466
Depreciation expense	(327)	(397)	(295)	(110)	(45)	(216)
Goodwill impairment	(433)	—	—	—	—	—
Impairment and other charges, exclusive of goodwill impairment shown separately above	(326)	(146)	(5)	—	—	—
General and administrative expense	(159)	(158)	(102)	(56)	(22)	(97)
Operating income (loss)	(632)	(32)	(189)	5	(104)	(318)
Bankruptcy reorganization items, net	—	—	(52)	1,037	(3)	(1)
Interest expense and debt extinguishment costs(4)	(461)	(363)	(369)	(120)	(16)	(97)
Income tax benefit	235	194	144	9	—	58
Income (loss) from continuing operations	(920)	(259)	(431)	130	(113)	(359)
Income (loss) from discontinued operations, net of taxes(5)	(348)	17	(509)	(162)	6	3
Net income (loss)	$(1,268)	$(242)	$(940)	$(32)	$(107)	$(356)
Cash Flow Data:
Net cash provided by (used in) operating activities	$152	$423	$(1)	$(37)	$(44)	$175
Net cash provided by (used in) investing activities	790	(520)	(229)	278	265	474
Net cash provided by (used in) financing activities	(1,193)	(69)	375	(184)	(328)	(154)
Capital expenditures, acquisitions and investments	(596)	(517)	(21)	193	(46)	136

	Predecessor			Successor
	December 31,			December 31,
(amounts in millions)	2009	2010	2011(1)	2012	2013

Balance Sheet Data:
Current assets	$1,988	$2,180	$3,569	$1,043	$1,685
Current liabilities	1,848	1,562	3,051	347	721
Property, plant and equipment, net	7,117	6,273	2,821	3,022	3,315
Total assets	10,903	9,949	8,311	4,535	5,291
Notes payable and current portion of long-term debt	807	148	7	29	32
Long-term debt (excluding current portion)(6)	4,775	4,626	1,069	1,386	1,979
Capital leases not already included in long-term debt	4	—	—	—	—
Total stockholders’/member’s equity	3,003	2,719	32	2,503	2,207

(1)         We completed the DMG Transfer effective September 1, 2011; therefore, the results of our coal segment are only included through August 31, 2011, and are excluded from our balance sheet for the period ended December 31, 2011. See Note 23—Dispositions and Discontinued Operations to our audited consolidated financial statements incorporated by reference in this prospectus for further discussion.

(2)        We completed the DMG Acquisition effective June 5, 2012; therefore, the results of our Coal segment are only included subsequent to June 5, 2012. See Note 3—Merger and Acquisition to our audited consolidated financial statements incorporated by reference in this prospectus for further discussion.

(3)         The results of operations for the period January 1, 2012, through October 1, 2012, includes the effects of the plan of reorganization and impacts of fresh-start accounting related to the DH bankruptcy.  See “Selected Financial Data” in the 10-K for the period ended December 31, 2012, incorporated by reference in this prospectus.

(4)         Includes $46 million and $21 million of debt extinguishment costs for the years ended December 31, 2009 and 2011, respectively.

(5)         Discontinued operations include the results of operations from the following businesses:

•                  The DNE Debtor Entities (please read Note 23—Dispositions and Discontinued Operations to our audited consolidated financial statements incorporated by reference in this prospectus for further discussion);

•                  The Arlington Valley and Griffith power generation facilities (sold fourth quarter 2009);

•                  Bluegrass power generating facility (sold fourth quarter 2009); and

•                  Heard County power generating facility (sold second quarter 2009).

(6)         As a result of the DH Chapter 11 Cases, we reclassified approximately $3.6 billion in long-term debt to liabilities subject to compromise as of December 31, 2011. These liabilities were settled upon our emergence from bankruptcy on October 1, 2012. See Note 21—Emergence from Bankruptcy and Fresh-Start Accounting to our audited consolidated financial statements incorporated by reference in this prospectus for further discussion.

RISK FACTORS

An investment in the Notes involves risk.  You should carefully consider the following factors, together with the risks and uncertainties discussed in the section entitled “Cautionary Note Regarding Forward Looking Statements” and the other information incorporated by reference in this prospectus, including the information included in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in this prospectus will not occur.  If they do, our business, financial condition or results of operations could be materially and adversely affected.  In such case, the trading price of our securities, including the Notes, could decline, and you might lose all or part of your investment.

Risks Related to the Exchange Offer and Holding the Exchange Notes

Holders who fail to exchange their Old Notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes.  The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.  In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements.  We do not plan to register the Old Notes under the Securities Act.  In addition, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes.  As Old Notes are tendered and accepted in the exchange offer, the principal amount of remaining Old Notes will decrease.  This decrease could reduce the liquidity of the trading market for the Old Notes.  We cannot assure you of the liquidity, or even the continuation, of the trading market for the Old Notes following the exchange offer.

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•                  certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC, New York, New York as depository, including an agent’s message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•                  a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•                  any other documents required by the letter of transmittal.

Therefore, holders of Old Notes who would like to tender Old Notes in exchange for Exchange Notes should be sure to allow enough time for the Old Notes to be delivered on time.  We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange.  Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreement will terminate.  See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

Some holders who exchange their Old Notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The Exchange Notes and the guarantees will be unsecured and effectively subordinated to our existing secured indebtedness and any future secured indebtedness.

The Exchange Notes and the guarantees will be general unsecured senior obligations and will be effectively subordinated to all of our existing and future secured debt and that of each Subsidiary Guarantor, including obligations under the Credit Agreement, to the extent of the value of the collateral securing such debt.

If we or a Subsidiary Guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, any of our secured debt or that of a Subsidiary Guarantor will be entitled to be paid in full from our assets or the assets of the Subsidiary Guarantor, as applicable, securing that debt before any payment may be made with respect to the Notes or the affected guarantees.  Holders of the Notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that does not rank junior to the Notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor.  In any of the foregoing events, there may not be sufficient assets to pay amounts due on the Notes.  As a result, holders of the Notes would likely receive less, on a ratable basis, than holders of secured indebtedness. See “Summary Description of the Exchange Notes—Ranking.”

We may be unable to purchase the Exchange Notes upon a change of control.

Upon the occurrence of a change of control, you will have the right to require us to repurchase your Exchange Notes at a purchase price in cash equal to 101% of the principal amount of your Exchange Notes plus accrued and unpaid interest, if any, to but excluding the date of purchase.  The Credit Agreement contains, and any future credit agreement or other agreements relating to indebtedness to which we become a party may contain, prohibitions of certain events, including events that would constitute a change of control.  The exercise by the holders of Exchange Notes of their right to require us to repurchase the Notes upon a change of control could cause a default under these other agreements, even if the change of control itself is not due to the financial effect of such repurchases on us or otherwise.  In the event a change of control occurs at a time when we are prohibited from purchasing Exchange Notes, we could seek the consent of the applicable lenders to the purchase of Exchange Notes or could attempt to refinance the indebtedness that contains such prohibitions.  If we do not obtain a consent or repay that indebtedness, we will remain prohibited from purchasing Exchange Notes.  Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the Indenture governing the Exchange Notes which, in turn, would constitute a default under the Credit Agreement and the documents governing our other indebtedness.  In addition, we may not have sufficient financial resources to satisfy all of our obligations under the Exchange Notes and our other indebtedness.  Finally, the change of control feature of the Exchange Notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.  See “Description of the Exchange Notes—Change of Control.”

If an active trading market does not develop for the Exchange Notes you may not be able to resell them.

The Exchange Notes are a new issue of securities and there is no established trading market for the Exchange Notes.  We cannot assure you that an active trading market will develop for the Exchange Notes.  If no active trading market develops, you may not be able to resell your Exchange Notes at their fair market value or at all.  Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.  We do not intend to apply for listing the Exchange Notes on any securities exchange or for inclusion of the Exchange Notes in any automated quotation system.  Historically, the market for non-investment grade debt has been subjected to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes offered hereby.  The market for the Exchange Notes, if any, may be subject to similar disruptions.  Any such disruptions may adversely affect the value of your Exchange Notes.

Risks Related to the Notes

Our indebtedness could adversely affect our financial health, limit our ability to compete and prevent us from fulfilling our obligations under the Notes.

As of December 31, 2013, we had $2.1 billion of indebtedness.  In addition, as of March 11, 2014, we had approximately $205 million in letters of credit outstanding under our Revolving Facility, which excludes the revolving credit facility at IPM.  Our indebtedness could have important consequences. For example, it may:

•                  make it more difficult for us to satisfy our financial obligations, including those relating to the Notes;

•                  limit our ability to enter into long-term revenue contracts that require credit support;

•                  limit our ability to plan for or respond to, and increasing our vulnerability to, changing business, governmental regulation and economic conditions and to withstand competitive pressures, general economic and industry conditions or a downturn in our business;

•                  require a substantial portion of our cash flow from operations to be used for debt payments and reduce our ability to use cash flow to fund working capital, capital expenditures and other general corporate purposes;

•                  place us at a competitive disadvantage relative to companies that have less indebtedness;

•                  limit our ability to obtain financing in the future for working capital, capital expenditures, acquisitions or other purposes on acceptable terms, on a timely basis or at all; and

•                  cause a decline in our credit ratings.

Further, if gas, power, and capacity prices, where applicable, do not improve, our ability to service our debt obligations will be adversely affected and may require significant operational and balance sheet restructurings.

We and our subsidiaries may be able to incur additional indebtedness in the future. The terms of the Indenture and the agreements governing our other indebtedness, including the Credit Agreement, do not fully prohibit us or our subsidiaries from doing so.  Additionally, in certain cases, we are permitted to incur other indebtedness which would be effectively senior to the Notes. If new debt is added to current debt levels, the related risks could intensify.

The Credit Agreement contains, and agreements we enter into in the future may contain, covenants that significantly restrict our operations.

The Credit Agreement contains covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business, including restricting our ability to finance future operations and capital needs and limiting our ability to engage in other business activities. These covenants will place restrictions on our ability and the ability of our operating subsidiaries to, among other things:

•                  incur additional debt or issue some types of preferred shares;

•                  declare or pay dividends, repurchase or redeem stock or make other distributions to stockholders;

•                  create liens;

•                  make certain restricted investments;

•                  enter into transactions with affiliates;

•                  enter into any agreements which limit the ability of certain subsidiaries to make dividends or otherwise transfer cash or assets to us or certain other subsidiaries;

•                  sell or transfer assets; and

•                  consolidate or merge.

In addition, the Credit Agreement contains financial covenants, if we have utilized 25% or more of our Revolving Facility, that specify maximum thresholds for our senior secured leverage ratio (as defined in the Credit Agreement).  These restrictions may also limit our ability to obtain future financings, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities.  We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the Credit Agreement impose on us.  Agreements we enter into in the future may also have covenants that restrict our operations.

A breach of any covenant in the Indenture governing the notes, the Credit Agreement or the agreements governing our other indebtedness would result in a default under that agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under such agreement and in a default with respect to, and acceleration of, the debt outstanding under any other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to make all of the required payments or borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. See “Description of the Exchange Notes—Events of Default and Remedies.”

The Indenture governing the Notes will not contain financial covenants or meaningful restrictions on us or our subsidiaries.

Neither we nor any of our subsidiaries will be restricted from incurring additional debt or other liabilities under the Indenture. We may from time to time incur additional debt and other liabilities.  The Indenture will not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations.  In addition, we will not be restricted from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock under the Indenture.

To service our indebtedness, we will require a significant amount of cash.  Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the Notes and the Credit Agreement, and to fund planned capital expenditures and other strategic investments will depend on our ability to generate cash in the future.  This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.  We may not generate sufficient cash flow from operations and we cannot assure you that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.  If we cannot make scheduled payments on our indebtedness, we will be in default and the holders of the Notes could declare all outstanding principal and interest to be due and payable, the lenders under the Credit Agreement could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.  All of these events could result in your losing your investment in the Notes.

Our ability to refinance the Credit Agreement, the Notes and any other future indebtedness depends on many factors beyond our control.

We may need to refinance all or a portion of our indebtedness on or before maturity.  Our ability to refinance the Credit Agreement, the Notes, and any other future indebtedness will depend on the condition of the capital markets and our financial condition at such time and could be limited by restrictive covenants in our existing and future debt agreements.  We cannot provide assurances that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.  If refinancing is not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the Notes and our other indebtedness.

Your right to receive payments on the Notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

The Notes will be jointly and severally guaranteed by each of our current and future wholly-owned domestic subsidiaries that from time to time is a borrower or guarantor under our Credit Agreement.  Not all of

Dynegy’s subsidiaries guarantee the Notes.  See “Description of the Exchange Notes—Subsidiary Guarantees.”  Accordingly, claims of holders of the Notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the Notes.  The Indenture will not limit the ability of these subsidiaries to incur certain additional debt or other liabilities.  In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Dynegy’s indirect, wholly-owned subsidiary, IPH, acquired the AER Entities on December 2, 2013. The AER Entities will not guarantee the Notes.

A court could cancel the guarantees of the Notes by our subsidiaries under fraudulent transfer law.

Each of our current and future wholly-owned domestic restricted subsidiaries that from time to time is a borrower or guarantor under the Credit Agreement will guarantee the Notes.  Although the guarantees provide you with a direct claim against the assets of the Subsidiary Guarantors, under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, in certain circumstances a court could cancel a guarantee and order the return of any payments made thereunder to the Subsidiary Guarantor or to a fund for the benefit of its creditors.

A court might take these actions if it found, among other things, that when the Subsidiary Guarantor incurred the debt evidenced by its guarantee, including when the Subsidiary Guarantor entered into its guarantee of the Credit Agreement (i) it received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and (ii) any one of the following conditions was satisfied:

•                  the Subsidiary Guarantor was insolvent or was rendered insolvent by reason of the incurrence;

•                  the Subsidiary Guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•                  the Subsidiary Guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

In applying the above factors, a court would likely find that a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the issuance of the Notes or borrowing under the Credit Agreement.  The determination of whether a Subsidiary Guarantor was or was rendered “insolvent” when it entered into its guarantee will vary depending on the law of the jurisdiction being applied.  Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than the fair market value of its assets, if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, including contingent or unliquidated debts, as they become absolute and matured or if it is unable to pay its debts.

If a court cancelled a Subsidiary Guarantor’s guarantee, you would no longer have a claim against that Subsidiary Guarantor or its assets.  Our assets and the assets of the remaining Subsidiary Guarantors may not be sufficient to pay amounts then due under the Notes.

The Notes will be guaranteed by each of our wholly-owned domestic subsidiaries that is a borrower or guarantees the Credit Agreement or any indebtedness that refinances the Credit Agreement.  If such a subsidiary is released from its guarantee of the Credit Agreement or such other indebtedness, it will automatically be released from its guarantee of the Notes.

The Notes will be guaranteed by each of our wholly-owned domestic subsidiaries that is a borrower or guarantees the Credit Agreement or any indebtedness that refinances the Credit Agreement.  If such a subsidiary is released from its guarantee of the Credit Agreement or such other indebtedness, it will automatically be released from its guarantee of the Notes without the consent of the holders of the Notes.  The Credit Agreement provides that a subsidiary guarantee may be released under certain circumstances.  For example, our Credit Agreement: (i) permits our Subsidiary Guarantors to enter into certain permitted transactions as a result of which such Subsidiary Guarantor ceases to be a subsidiary and (ii) allow us to designate any of our subsidiaries as an unrestricted subsidiary or excluded project subsidiary so long as certain conditions are satisfied, the effect of which, in each case, would be to release such subsidiary from its guarantee obligations or to not require a guarantee from such subsidiary.  See “Description of the Exchange Notes—Subsidiary Guarantees.”

Changes in the public debt ratings of the Notes may materially and adversely alter the cost and the terms and conditions of our future financings and the value and liquidity of the Notes.

The Notes will be, and any of our future debt instruments may be, publicly rated by Standard & Poor’s and Moody’s, which are independent rating agencies.  These public debt ratings may affect our ability to incur debt in the future.  Any future downgrading of ratings assigned to the Notes, our other debt instruments or Dynegy by either rating agency may affect the cost and terms and conditions of our future financings and could adversely affect the value and liquidity of the Notes.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.  Any Old Notes that are validly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.  Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the historical periods indicated.

	Successor		Predecessor
				Year Ended December 31,
	Year Ended December 31, 2013	October 2 Through December 31, 2012	January 1 Through October 1, 2012	2011	2010	2009
Ratio of earnings to fixed charges (1)	(2)	(2)	$2.13	(2)	(2)	(2)

(1)         For purposes of computing the ratio of earnings to fixed charges, “earnings” are defined as pre-tax income from continuing operations before adjustment for earnings from equity investments plus fixed charges. “Fixed charges” consist of interest, whether capitalized or expensed (excluding the effect of interest rate swaps), amortization of debt expense and the estimated interest component of rent expense.

(2)         For the years ended December 31, 2009, 2010, 2011, for the period from October 2 through December 31, 2012 and the year ended December 31, 2013 earnings were insufficient to cover fixed charges by $1,107 million, $406 million, $587 million, $113 million, and $423 million, respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Dynegy.  The historical data provided for the year ended December 31, 2013 is derived from our audited annual consolidated financial statements which has been incorporated by reference into this prospectus.

The unaudited pro forma condensed consolidated statement of operations is presented for the fiscal year ended December 31, 2013.

The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2013 which have been incorporated by reference into this prospectus.

The pro forma adjustments, as described in the notes to the unaudited pro forma condensed consolidated financial statement are based on currently available information.  Management believes such adjustments are reasonable, factually supportable and directly attributable to the following events and transactions:

•                  AER Acquisition.  On December 2, 2013, pursuant to the terms of the definitive agreement dated as of March 14, 2013 (the “AER Transaction Agreement”) by and between IPH and Ameren, IPH completed its acquisition from Ameren 100 percent of New AER for no cash or stock consideration. Pursuant to the AER Transaction Agreement, IPH indirectly acquired New AER’s subsidiaries, including (i) Genco, (ii) AERG, (iii) Ameren Energy Fuels and Services Company and (iv) AEM. Dynegy has provided a limited guaranty of certain obligations of IPH up to $25 million (the “Limited Guaranty”) as described below.

On December 2, 2013, prior to the completion of the AER Acquisition, IPH and Ameren entered into an amendment to the AER Transaction Agreement, in the form of a letter agreement (the “Letter Agreement”). The Letter Agreement, among other things, (i) identified additional post-closing credit support Ameren is to provide to IPH pursuant to the terms therein, (ii) provided that Ameren will be obligated to pay an additional amount of between $25 million and $35 million with respect to certain disputed wholesale customer contracts, (iii) provided that Ameren would cause an additional approximately $4 million of cash, in aggregate, to be retained at AEM, (iv) provided that Ameren will be contingently liable up to approximately $4 million with respect to certain railroad lease termination fees, (v) requires Ameren to maintain and continue certain guarantees in connection with certain existing contractual obligations, pursuant to the terms therein, and (vi) requires Ameren to provide post-closing litigation support to IPH in connection with certain disputes under specified contracts.

The transaction did not include AER’s gas-fired power generation facilities: Elgin, Gibson City and Grand Tower (the “Put Assets”).  AERG, Genco and Medina Valley, a former affiliate of AER that IPH did not acquire in the transaction, entered into an amendment to a put option agreement (the “Put Option Agreement”) whereby the Put Assets were to be sold by Genco, subject to approval by FERC, to Medina Valley for a minimum of $133 million (the “Put Transaction”).  On October 11, 2013, the Put Transaction was consummated following receipt of approval of FERC under Section 203 of the Federal Power Act, as amended (“FERC Approval”).  Pursuant to the AER Transaction Agreement, Ameren will cause Medina

Valley to pay Genco minimum after-tax proceeds of approximately $138 million. Additionally, Genco may receive after-tax net proceeds realized in excess of $138 million following the closing of the sale of the Put Assets by Medina Valley to Rockland Capital.

In connection with the AER Acquisition, Ameren will retain certain historical obligations of AER and its subsidiaries, including certain historical environmental and tax liabilities.  Genco’s approximately $825 million in aggregate principal amount of notes will remain outstanding as an obligation of Genco. The debt bears interest at rates from 6.30 percent to 7.95 percent and matures between 2018 and 2032.  Additionally, Ameren is required to maintain its existing credit support, including all of its collateral obligations with respect to AEM, for a period not to exceed two years.

In addition to the Put Transaction proceeds, Ameren was required at closing to ensure that a minimum of $85 million of cash, plus approximately $8 million primarily for the proceeds of certain real estate sales, was available at New AER and its subsidiaries.  Approximately $70 million of cash, plus the proceeds of the Put Transaction described above are held at Genco.

Each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters, subject to certain exceptions.

Concurrently with the execution of the AER Transaction Agreement, Dynegy entered into the Limited Guaranty, capped at $25 million in favor of Ameren, pursuant to which we guaranteed payout by IPH of any required termination fee and, for a period of two years after the closing (subject to certain exceptions), up to $25 million with respect to IPH’s indemnification obligations and certain reimbursement obligations under the AER Transaction Agreement.

We are required to record the assets and liabilities acquired in the AER Acquisition at their estimated fair values as of the closing date. We have not yet completed our analysis of the fair value of New AER’s assets and liabilities given the complexities inherent in the valuation; therefore, the purchase price allocation used in the preparation of the unaudited pro forma condensed consolidated financial statements included herein should be considered preliminary.  Actual results could vary materially from the Pro Forma Financial Information. In addition, the adjustments related to the AER Acquisition do not reflect any of the synergies and cost reductions that may result from the AER Transaction Agreement.

The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the transactions described above occurred on January 1, 2013, nor are they necessarily indicative of future operating results.

Pro Forma Financial Information — Unaudited Pro Forma Condensed Consolidated Statement of Operations

The following Pro Forma Financial Information was prepared by applying adjustments to historical consolidated financial statements. These adjustments give effect to the AER Transaction Agreement, reflecting our financial statements as if the AER Transaction Agreement had been completed on January 1, 2013. The impact of these adjustments is included in the notes to the unaudited pro forma condensed consolidated statement of operations.

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2013
	Dynegy (a)	AER (b)	Adjustments		Pro Forma

Revenues	$1,466	$1,180	$(84	)(d)	$2,562
Cost of sales	(1,145)	(903)	72	(e)	(1,976)
Gross margin, exclusive of depreciation shown separately below	321	277	$(12)		586
Operating and maintenance expense, exclusive of depreciation shown separately below	(308)	(239)	35	(f)	(512)
Depreciation expense	(216)	(90)	68	(g)	(238)
Impairment and other charges	—	(199)	199	(h)	—
General and administrative expense	(97)	—	(26	)(i)	(123)
Acquisition and integration costs	(20)	—	20	(c)	—
Operating income loss	(318)	(251)	284		(287)
Bankruptcy reorganization items, net	(1)	—	—		(1)
Interest expense	(97)	(39)	(16	)(j)	(152)
Loss on extinguishment of debt	(11)	—	—		(11)
Other income and expense, net	8	—	—		8
Loss from continuing operations before income taxes	(417)	(290)	268		(441)
Income tax benefit	58	120	(120	)(k)	58
Loss from continuing operations	(359)	(170)	148		(383)
Income from discontinuing operations, net of tax	3	—	—		3
Net loss	(356)	(170)	148		(380)
Less: Net income (loss) attributable to noncontrolling interest attributable to noncontrolling interest	—	—	3	(l)	3
Net loss attributable to Dynegy Inc.	$(356)	$(170)	$151		$(383)

Basic loss per share from continuing operations	$(3.56)				$(3.83)
Diluted loss per share from continuing operations	$(3.56)				$(3.83)

Basic shares outstanding	100				100
Diluted shares outstanding	100				100

(a)              Represents our consolidated statement of operations for the period indicated as reported in the Dynegy Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 27, 2014 and incorporated by reference herein.

(b)             Represents AER’s unaudited consolidated statement of operations for the period ended November 30, 2013.  Certain reclassifications have been made to the historical presentation in order to conform to Dynegy’s presentation.

(c)              Represents the removal of $20 million of Dynegy’s Acquisition and integration costs due to the AER Transaction Agreement, which are non-recurring.

(d)             The decrease in Revenues is comprised of the following:

•   The elimination of $19 million of revenues associated with the Put Assets as these assets were not acquired by Dynegy;

•   The inclusion of $35 million in mark-to-market losses due to the elimination of AER’s cash flow hedge accounting as Dynegy will not elect to designate qualifying derivative instruments as cash flow hedges subsequent to the completion of the acquisition.  Eliminating cash flow hedge accounting results in the changes in the value of derivatives being recorded through Revenue instead of through Accumulated other comprehensive income; and

•   The inclusion of $30 million of amortization of intangible assets related to retail capacity purchase contracts and power sales contracts.

(e)              The decrease in Cost of sales is comprised of the following:

•   The elimination of $17 million of cost of sales associated with the Put Assets as these assets were not acquired by Dynegy;

•    The inclusion of $55 million of amortization of intangible liabilities related to coal and transportation contracts.

(f)               Represents the adjustment to reflect:

•   The reclassification of $26 million of allocated corporate costs to General and administrative expense to conform to Dynegy’s policy.  AER classified allocated corporate costs as Operating and maintenance expense and Dynegy classifies these costs as General and administrative expense; and

•    The removal of $9 million in Operating and maintenance expense associated with the Put Assets as they were not acquired by Dynegy.

(g)              Represents the adjustment to reflect:

•   The effect of the purchase accounting adjustments, which decreased depreciation expense by $63 million due to the reduction of property, plant and equipment ;

•   The elimination of $4 million of depreciation expense related to the Put Assets as they were not acquired by Dynegy; and

•   The removal of $1 million in depreciation expense associated with accretion expense for the asset retirement obligations of the Hutsonville and Meredosia plants being retained by Ameren.

(h)             Reflects the adjustment to eliminate impairments recognized by AER related to the Put Assets which were not acquired by Dynegy.

(i)               Reflects the reclassification of $26 million of allocated corporate costs from Operating and maintenance expense to General and administrative expense as discussed in (f) above.

(j)               Represents the impact of adjusting Genco’s $825 million in senior notes to their estimated fair value of $682 million as of December 2, 2013, resulting in increased amortization of the discount through interest expense.

(k)             Eliminates the income tax benefit recorded by Ameren.  Dynegy’s net deferred tax assets are fully reserved.  For purposes of the unaudited pro forma condensed consolidated statements of operations, Dynegy has assumed any change in our net deferred taxes would be offset by changes in the valuation allowance.

(l)               Represents the reversal of 20% of depreciation expense reduction discussed in footnotes (g) associated with Electric Energy, Inc. (“EEI”), due to AER’s indirect 80% ownership interest in EEI.

•                  The elimination of $4 million of depreciation expense related to the Put Assets as they were not acquired by Dynegy; and

•                  The removal of $1 million in depreciation expense associated with accretion expense for the asset retirement obligations of the Hutsonville and Meredosia plants being retained by Ameren.

(j)            Reflects the adjustment to eliminate impairments recognized by AER related to the Put Assets which were not acquired by Dynegy.

(k)         Reflects the reclassification of $20 million of allocated corporate costs from Operating and maintenance expense to General and administrative expense as discussed in (h) above.

(l)             Represents the adjustment to eliminate interest associated with intercompany notes and money pool borrowings as these were settled prior to closing the AER Transaction, partially offset by the impact of adjusting Genco’s $825 million in senior notes to their estimated fair value of $662 million as of September 30, 2013, resulting in increased amortization of the discount through interest expense.

(m)     Eliminates the income tax benefit recorded by Ameren.  Dynegy’s net deferred tax assets are fully reserved.  For purposes of the unaudited pro forma condensed consolidated statements of operations, Dynegy has assumed any change in our net deferred taxes would be offset by changes in the valuation allowance.

(n)         Represents the reversal of 20% of depreciation expense reduction discussed in footnotes (i) and (bb) associated with Electric Energy, Inc. (“EEI”), due to AER’s indirect 80% ownership interest in EEI.

(o)         Represents our consolidated statement of operations for the period indicated as reported in the Dynegy Form 10-K for the period ended December 31, 2012, as filed with the SEC on March 14, 2013 and incorporated by reference herein.

(p)         Represents AER’s audited consolidated statement of operations for the year ended December 31, 2012 as incorporated by reference herein. Certain reclassifications have been made to the historical presentation in order to conform to Dynegy’s presentation.

(q)         Represents the effect of the DMG Transfer, which increased Revenues by $230 million, partially offset by a decrease in Revenues of $69 million due to the amortization of intangible assets and liabilities related to capacity contracts, energy contracts and tolling agreements as a result of the application of fresh-start accounting.

(r)            Represents (i) the effect of the DMG Transfer, which increased Cost of sales by $132 million, and (ii) the effect of fresh-start adjustments, which increased Cost of sales by $32 million due to the amortization of intangible assets and liabilities related to coal and transportation contracts.

(s)           Represents the effect of the DMG Transfer, which increased Operating and maintenance expense by $69 million, partially offset by $2 million in fresh-start adjustments due to the reduction of other postretirement employee benefit and pension expense.

(t)            Represents a $99 million decrease in depreciation expense due to a reduction in the value of property, plant and equipment as a result of the application of fresh-start accounting partially offset by a $78 million increase in depreciation expense to include the effect of the DMG Transfer.

(u)         Represents the effect of the DMG Transfer, which increased General and administrative expenses by $14 million partially offset by a decrease of $1 million due to the reduction of other postretirement employee benefit and pension expense as a result of the application of fresh-start accounting.

(v)         In connection with the DMG Acquisition, Dynegy recorded an impairment of the Undertaking receivable, affiliate that was established in connection with the DMG Transfer.  As the pro forma statement of operations assumes the DMG Transfer never occurred, the impairment of the Undertaking receivable, affiliate has been eliminated.

(w)       Removes the interest income associated with the Undertaking receivable, affiliate.

(x)         Dynegy’s net deferred tax assets were fully reserved as of December 31, 2012. Therefore, there is no tax impact related to the pro forma adjustments as we have assumed any changes to our net deferred taxes would be offset by changes in the valuation allowance.

(y)         The decrease in Revenues is comprised of the following:

•                  The elimination of $58 million of revenues associated with the Put Assets as these assets were not acquired by Dynegy;

•                  The inclusion of $159 million in mark-to-market losses due to the elimination of AER’s cash flow hedge accounting as Dynegy does not plan to elect to designate qualifying derivative instruments as cash flow hedges subsequent to the completion of the acquisition.  Eliminating cash flow hedge accounting results in the changes in the value of the derivatives being recorded through Revenue instead of through Accumulated other comprehensive income; and

•                  The inclusion of $27 million of amortization expense related to intangible assets for power sales contracts.

(z)          Removes the $40 million in Cost of sales associated with the Put Assets as they were not acquired by Dynegy.

(aa)  Represents the adjustment to reflect:

•                  The reclassification of $44 million of allocated corporate costs from Operating and maintenance expense to General and administrative expense to conform to Dynegy’s policy; and

•                  The removal of $9 million in Operating and maintenance expense associated with the Put Assets as they were not acquired by Dynegy.

(bb)  Represents the adjustment to reflect:

•                  The effect of the purchase accounting adjustments, which decreased depreciation expense by $66 million due to the $2.005 billion reduction of property, plant and equipment (as discussed in note (h) to the unaudited pro forma condensed consolidated balance sheet included herein);

•                  The elimination of $21 million in depreciation expense related to the Put Assets as they were not acquired by Dynegy; and

•                  The removal of $2 million in depreciation expense associated with accretion expense for the asset retirement obligations of the Hutsonville and Meredosia plants which were retained by Ameren.

(cc)    Reflects the reclassification of $44 million of allocated corporate costs as discussed in (aa) above.

Pro Forma Financial Information— Unaudited Pro Forma Condensed Consolidated Balance Sheet

The pro forma unaudited condensed consolidated balance sheet was prepared by applying adjustments to historical consolidated financial statements. These adjustments give effect to the AER Transaction Agreement as if the AER Transaction Agreement had been completed on September 30, 2013.  The impact of each of these adjustments is more fully described within the notes to the unaudited pro forma condensed consolidated balance sheet.

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of September 30, 2013
	As Reported (a)	AER As Reported (b)	AER Transaction Agreement		Pro Forma

Current Assets
Cash and cash equivalents	$589	$25	$234	(c)	$848
Accounts receivable, net	94	103	—		197
Accounts receivable, affiliates	—	31	(31	)(d)	—
Advances to money pool	—	166	(166	)(d)	—
Inventory	75	117	—		192
Assets from risk management activities	14	71	(34	)(e)	51
Broker margin account	16	—	—		16
Intangible assets	127	—	25	(f)	152
Prepayments and other current assets	63	24	—		87
Current assets held for sale	—	152	(152	)(g)	—
Total current assets	978	689	(124)		1,543
Property, plant and equipment, net	2,969	2,257	(2,005	)(h)	3,221
Assets from risk management activities	7	—	24	(i)	31
Intangible assets	11	—	163	(f)	174
Deferred income taxes	95	—	—		95
Deferred financing costs	27	5	(5	)(j)	27
Other long-term assets	63	68	(24	)(i)	107
Total assets	$4,150	$3,019	$(1,971)		$5,198

Current Liabilities
Accounts payable	$81	$87	$85	(d)	$253
Accounts payable, affiliates	1	37	(37	)(d)	1
Borrowings from money pool	—	318	(318	)(d)	—
Deposit received from affiliate for pending asset sale	—	100	(100	)(d)	—
Accrued interest	11	—	—		11
Accrued liabilities and other current liabilities	82	56	(6	)(k)	132
Liabilities from risk management activities	44	38	(34	)(e)	48
Deferred income taxes	95	37	(37	)(l)	95
Current portion of long-term debt	7	—	—		7
Current liabilities held for sale	—	15	(15	)(g)	—
Total current liabilities	321	688	(462)		547
Notes payable, affiliates	—	425	(425	)(d)	—
Taxes payable, affiliates	—	37	(37	)(m)	—
Long-term debt	1,287	824	(162	)(n)	1,949
Liabilities from risk-management activities	37	—	16	(o)	53
Deferred income taxes	—	282	(282	)(l)	—
Other long-term liabilities	217	169	(25	)(p)	361
Total liabilities	1,862	2,425	(1,377)		2,910

Total stockholders’ equity	2,288	594	(594	)(q)	2,288
Total liabilities and stockholders’ equity	$4,150	$3,019	$(1,971)		$5,198

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(a)         Represents our unaudited condensed consolidated balance sheet as reported in our Form 10-Q for the period ended September 30, 2013, as filed with the SEC on November 7, 2013 and incorporated by reference herein.

(b)        Represents AER’s unaudited consolidated balance sheet as of the period ended September 30, 2013, as incorporated by reference herein. Certain reclassifications have been made to the historical presentation in order to conform to Dynegy’s presentation.

(c)          Adjusts the cash acquired in the AER Transaction to the minimum amount required in accordance with the terms of the AER Transaction Agreement, plus the minimum $25 million and $4 million agreed to within the Letter Agreement.

(d)         Represents the adjustment to reflect the elimination of all intercompany agreements and debt between AER, on the one hand, and Ameren and its affiliates, on the other hand, with the exception of certain agreements, such as supply obligations to Ameren Illinois Company, and a note from AER/New AER to Ameren relating to cash collateral that remains outstanding following closing.  The adjustment eliminates the Genco money pool advance of $166 million which was cash-settled prior to Dynegy’s acquisition of New AER.  Of the surviving amounts, $85 million was reclassified to Accounts payable and $27 million was reclassified to Other long-term liabilities as discussed in (p) below.

(e)          Represents the impact to conform the financial statement presentation of derivatives, reducing the balance by $34 million.  AER presented its derivatives on a gross basis, while Dynegy presents its derivatives on a net basis.

(f)           Represents the adjustments to reflect the estimated current and non-current fair value of intangible assets related to non-derivative, retail power sales contracts.

(g)          Represents the adjustment to reflect the completion of the sale of the Put Assets.

(h)         Represents the adjustments made to reflect Property, Plant and Equipment at its estimated fair value.

(i)             Represents the adjustment to conform the financial statement presentation of derivative assets and liabilities. AER presented its derivatives on a gross basis and classified its long-term derivative assets within Other long-term assets while Dynegy presents its derivatives on a net basis and classifies its long-term derivative assets within Assets from risk management activities.  The adjustment increased Assets from risk management activities and decreased Other long-term assets by $24 million.

(j)            Represents the adjustment to Deferred financing costs to eliminate $5 million of unamortized debt issuance costs.

(k)         Represents the adjustments to reflect the elimination of the current portion of AER’s Genco tax payable to Ameren Illinois Company.

(l)             Eliminates the deferred income taxes recorded by Ameren. Dynegy’s net deferred tax assets are fully reserved.  For purposes of this unaudited pro forma condensed consolidated balance sheet, Dynegy has assumed any change in our net deferred taxes would be offset by changes in the valuation allowance.

(m)     Represents the adjustment to remove Genco’s tax payable to Ameren Illinois Company, which was eliminated upon consummation of the AER Transaction.

(n)         Represents the amount required to adjust Genco’s $825 million of senior notes to their September 30, 2013 estimated fair value of $662 million.

(o)         The adjustment conforms the financial statement presentation of derivative assets and liabilities as discussed in (i) above.  The adjustment increased Liabilities from risk management activities and decreased Other long-term liabilities by $16 million.

(p)         Represents the adjustments to reflect:

•                  The removal of the $27 million of asset retirement obligations for the Hutsonville and Meredosia plants that were retained by Ameren;

•                  The elimination of $9 million related to uncertain tax position liabilities, which were retained by Ameren;

•                  A $16 million reclassification of AER’s derivative liabilities to Liabilities from risk management activities to conform to Dynegy’s financial statement presentation as discussed in (i) and (o) above; and

•                  An increase of $27 million related to a note payable issued to Ameren at closing related to collateral support they are required to provide for the two-year period following the closing of the AER Transaction.

(q)         Represents the elimination of AER’s historical equity balances.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange Old Notes which are validly tendered on or prior to the Expiration Date and not validly withdrawn as permitted below.  We may, however, in our sole discretion, extend the period of time during which the exchange offer is open.  The term “Expiration Date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $500 million in aggregate principal amount of Old Notes are outstanding.  This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of Old Notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below.  During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.  Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the Expiration Date or termination of the exchange offer, as applicable.

Old Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess thereof; provided that the untendered portion of an Old Note or the portion thereof not accepted for exchange must be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes, upon the occurrence of any of the conditions of the exchange offer specified in the section entitled “Summary—Conditions to the Exchange Offer;” provided, however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver is published, sent or given to the holders of the Old Notes.  We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable.  Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Procedures for Tendering Old Notes

The tender to us of Old Notes by you as set forth below and our acceptance of the Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.  Except as set forth below, to tender Old Notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to Wilmington Trust, National Association, as exchange agent, at the address set forth in the section entitled “—Exchange Agent” on or prior to the Expiration Date.  In addition, either:

•                  certificates for such Old Notes must be received by the exchange agent along with the letter of transmittal; or

•                  a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such Old Notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the Expiration Date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk.  If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested.  In all cases, you should allow sufficient time to assure timely delivery.  No letter of transmittal or Old Notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•                  by a holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•                  for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”).  If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We, or the exchange agent in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange.  We reserve the absolute right to reject any and all tenders of any particular Old Note not validly tendered or to not accept any particular Old Note which acceptance might, in our judgment or our counsel’s, be unlawful.  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer).  Our or the exchange agent’s interpretation of the term and conditions of the exchange offer as to any particular Old Note either before or after the Expiration Date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine.  We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing.  Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering Old Notes, you represent to us that, among other things, the Exchange Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder and that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the Exchange Notes.  In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

However, any purchaser of Old Notes who is our affiliate, who intends to participate in the exchange offer for the purpose of distributing the Exchange Notes or a broker-dealer that acquired Old Notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the Old Notes:

•                  cannot rely on the applicable interpretations of the staff of the SEC; and

•                  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.  See “Plan of Distribution.”  The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the Expiration Date, all Old Notes validly tendered and will issue the Exchange Notes promptly after the Expiration Date.  See “Summary—Conditions to the Exchange Offer.”  For purposes of the exchange offer, we will be deemed to have accepted validly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Old Note accepted for exchange will receive an Exchange Note in the amount equal to the surrendered Old Note.  Holders of Exchange Notes will receive interest accruing from the most recent date to which interest has been paid on the Old Notes, unless the record date for the first interest payment date after the consummation of the exchange offer preceded such date of consummation, in which case the interest payable on such interest payment date will be paid to the holders of the Old Notes.

In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•                  certificates for Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC;

•                  a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•                  all other required documents.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the Expiration Date or termination of the exchange offer) promptly after the Expiration Date, as applicable.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the Old Notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer.  Any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.  Although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth in the section entitled “—Exchange Agent” on or prior to the Expiration Date.

Withdrawal Rights

You may validly withdraw your tender of Old Notes at any time prior to the Expiration Date.  To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth in the section entitled “—Exchange Agent.”  This notice must specify:

•                  the name of the person having tendered the Old Notes to be withdrawn;

•                  the Old Notes to be withdrawn (including the principal amount of such Old Notes); and

•                  where certificates for Old Notes have been transmitted, the name in which such Old Notes are registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution.  If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

We, or the exchange agent in our sole discretion, will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices.  Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.  Any Old Notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder promptly after the Expiration Date (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer).  Properly withdrawn Old Notes may be retendered by following one of the procedures described in the section entitled “—Procedures for Tendering Old Notes” above at any time on or prior to the Expiration Date.

Exchange Agent

Wilmington Trust, National Association, will be appointed exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be addressed to the exchange agent as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

Wilmington Trust, National Association	Wilmington Trust, National Association	Wilmington Trust, National Association

c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attn: Sam Hamed	c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attn: Sam Hamed	c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attn: Sam Hamed

By Telephone: (302) 636-6181

By Facsimile (for Eligible Institutions only): (302) 636-4139

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the Indenture relating to the Exchange Notes, filing fees, blue sky fees and printing and distribution expenses.  We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange.  Accordingly, we will not recognize any gain or loss for accounting purposes.  The expenses of the exchange offer will be amortized over the term of the Exchange Notes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your Old Notes for Exchange Notes in the exchange offer, your Old Notes will continue to be subject to the provisions of the Indenture relating to the Exchange Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer applicable to the Old Notes.  These transfer restrictions are required because the Old Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.  In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  We do not plan to register the Old Notes under the Securities Act.  Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the Exchange Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act.  However, you will not be able to freely transfer the Exchange Notes if:

•                  you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•                  you are not acquiring the Exchange Notes in the exchange offer in the ordinary course of your business; or

•                  you have an arrangement or understanding with any person to participate in the “distribution,” as defined in the Securities Act, of the Exchange Notes you will receive in the exchange offer.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter.  As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above.  Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes.  If you are our affiliate, are engaged in or intend to engage in a distribution of the Exchange Notes or have any arrangement or understanding with respect to the distribution of the Exchange Notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the Exchange Notes.  If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes.  In addition, to comply with state securities laws, you may not offer or sell the Exchange Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.  The offer and sale of the Exchange Notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws.  We do not plan to register or qualify the sale of the Exchange Notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE EXCHANGE NOTES

We issued the Old Notes under an Indenture dated May 20, 2013, among Dynegy, the Subsidiary Guarantors (as defined herein) and Wilmington Trust, National Association, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act.  The terms of the Old Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The following description is a summary of the material provisions of the Indenture.  It does not restate the Indenture in its entirety.  We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes.

You can find the definitions of certain terms used in this description in the section entitled “—Certain Definitions.”  Certain defined terms used in this description but not defined below in the section entitled “—Certain Definitions” have the meanings assigned to them in the Indenture.  In this description, references to “Dynegy,” “we,” “us” and “our” refer only to Dynegy Inc. and not to any of its subsidiaries.

The registered holder of a Note is treated as the owner of it for all purposes.  Only registered holders of Notes have rights under the Indenture.  In exchange for the Old Notes, we will issue the Exchange Notes under the Indenture pursuant to this prospectus.

All references to Notes below refer to the Old Notes and the Exchange Notes unless the context otherwise requires.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The Notes will:

•                  be general unsecured obligations of Dynegy;

•                  rank pari passu in right of payment with all of Dynegy’s existing and future senior indebtedness;

•                  be effectively subordinated to Dynegy’s secured indebtedness, including indebtedness incurred under the Credit Agreement, to the extent of the value of the collateral securing such indebtedness;

•                  be senior in right of payment to any of Dynegy’s subordinated indebtedness; and

•                  be unconditionally guaranteed on a joint and several basis by the Subsidiary Guarantors.

The Subsidiary Guarantees

Each Subsidiary Guarantor’s guarantee of the notes will:

•                  be a general unsecured obligation of such Subsidiary Guarantor;

•                  rank pari passu in right of payment with all of such Subsidiary Guarantor’s existing and future senior indebtedness;

•                  be effectively subordinated to such Subsidiary Guarantor’s secured indebtedness, including such Subsidiary Guarantor’s guarantee of Dynegy’s obligations under the Credit Agreement, to the extent of the value of the collateral securing such indebtedness; and

•                  be senior in right of payment to any of such Subsidiary Guarantor’s subordinated indebtedness.

As of December 31, 2013, Dynegy and the Subsidiary Guarantors had an aggregate of $1.3 billion of indebtedness, of which $796 million was secured.

Not all of Dynegy’s subsidiaries guarantee the Notes.  The Notes are effectively subordinated in right of payment to all liabilities of any of Dynegy’s subsidiaries that does not guarantee the Notes, except to the extent that Dynegy is itself recognized as a creditor of the subsidiary, in which case its claims would still be effectively subordinated to the extent of any collateral securing such liabilities and would still be subordinated in right of payment to any indebtedness of the subsidiary senior to that held by Dynegy.  See “Risk Factors—Risks Related to the Notes—Your right to receive payments on the Notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.”

Dynegy’s indirect, wholly-owned subsidiary, IPH, acquired the AER Entities on December 2, 2013. The AER Entities will not guarantee the Notes.

Principal, Maturity and Interest

In this exchange offer, Dynegy will issue $500,000,000 in aggregate principal amount of 5.875% Senior Notes due 2023.  Dynegy will issue the Exchange Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The Notes mature on June 1, 2023.

Interest on the Notes will accrue at the rate of 5.875% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2013.  Dynegy will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.  Interest on the Exchange Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.  All references to “interest” in this description will be deemed to include any Special Interest payable pursuant to the Registration Rights Agreement.

Dynegy may issue additional Notes under the Indenture from time to time without the consent of the existing holders of Notes.  Any additional Notes issued will have the same terms as the Notes, except for the issue date, issue price and initial interest payment date.  The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.  Unless the context otherwise requires, for all purposes of this description, references to “Notes” include any additional notes issued.

Subsidiary Guarantees

The Notes will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of Dynegy’s current and future Wholly-Owned Domestic Subsidiaries that from time to time is a borrower or guarantor under the Credit Agreement.  The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.  See “Risk Factors—A court could cancel the guarantees of the Notes by our subsidiaries under fraudulent transfer law.”

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than Dynegy or another Subsidiary Guarantor, unless immediately after giving effect to that transaction, no Default or Event of Default exists.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released automatically:

(1)  upon the release, discharge or termination of such Subsidiary Guarantor’s obligations as a borrower under the Credit Agreement or such Subsidiary Guarantor’s guarantee of the Credit Agreement; or

(2)  upon defeasance or satisfaction and discharge of the notes as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Methods of Receiving Payments on the Notes

If a holder of Notes has given wire transfer instructions to Dynegy, Dynegy will pay or cause to be paid all principal, interest and premium on that holder’s Notes in accordance with those instructions.  All other payments on Notes will be made at the office or agency of the paying agent and registrar unless Dynegy elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar.  Dynegy may change the paying agent or registrar without prior notice to the holders of the Notes, and Dynegy or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture.  The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes.  Holders will be required to pay all taxes due on transfer.  Dynegy is not required to transfer or exchange any Note selected for redemption.  Also, Dynegy is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

At any time prior to June 1, 2016, Dynegy may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), with the proceeds of one or more Equity Offerings; provided that:

(1)  at least 65% of the aggregate principal amount of the Notes issued on the Issue Date (excluding notes held by Dynegy and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)  the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to June 1, 2018, Dynegy may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at Dynegy’s option prior to June 1, 2018.  Dynegy is not prohibited, however, from acquiring the Notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise.

On or after June 1, 2018, Dynegy may on any one or more occasions redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to but excluding the applicable redemption date, if redeemed during the 12-month period beginning on June 1 of the years indicated below (subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date):

Year	Percentage
2018	102.938%
2019	101.958%
2020	100.979%
2021 and thereafter	100.000%

Mandatory Redemption

Dynegy is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee (or registrar if other than the trustee) will select Notes for redemption on a pro rata basis to the extent practicable or by lot or such other similar method in accordance with the procedures of DTC, unless otherwise required by law or applicable stock exchange requirements.

No Notes of $2,000 or less can be redeemed in part.  Notices of redemption will be mailed by first class mail or delivered electronically at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed or delivered electronically more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.  Any redemption notice may, in Dynegy’s discretion, be subject to the satisfaction of one or more conditions precedent.  If such redemption is subject to the satisfaction of one of more conditions precedent, such notice shall state that, in Dynegy’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by Dynegy in its sole discretion), such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied (or waived by Dynegy in its sole discretion) by the redemption date, or by the redemption date so delayed.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed.  A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note.  Notes called for redemption become due on the date fixed for redemption.  On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require Dynegy to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a change of control offer (the “Change of Control Offer”) on the terms set forth in the Indenture.  In the Change of Control Offer, Dynegy will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes to but excluding the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following any Change of Control, Dynegy will mail (or deliver electronically) a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date for payment specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures required by the Indenture and described in such notice.  Dynegy will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Dynegy will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, Dynegy will, to the extent lawful:

(1)  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)  deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Dynegy.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  Dynegy will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Dynegy to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable.  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Dynegy repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Dynegy will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Dynegy and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.  A Change in Control Offer may be made in advance of a Change of Control, with the obligation to pay and the timing of payment conditioned upon the occurrence of a Change of Control, if a definitive agreement to effect a Change of Control is in place at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Dynegy and its Subsidiaries taken as a whole.  There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law.  Accordingly, the ability of a holder of Notes to require Dynegy to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Dynegy and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Liens

Dynegy will not and will not permit any Subsidiary Guarantor to, create, incur, assume or suffer to exist or become effective any mortgage, pledge or other lien (other than Permitted Liens) upon any Principal Property to secure indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness, unless all payments due under the Indenture and the notes issued thereunder are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a lien.

Merger, Consolidation or Sale of Assets

Dynegy may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Dynegy is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Dynegy and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)  either (a) Dynegy is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than Dynegy) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, then a corporation wholly-owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and will not have any material assets or operations shall become a co-issuer of the notes pursuant to supplemental indentures duly executed by the applicable trustee;

(2)  the Person formed by or surviving any such consolidation or merger (if other than Dynegy) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Dynegy under the Indenture, the Notes and the Registration Rights Agreement pursuant to documents in such form as are reasonably satisfactory to the trustee; and

(3)  immediately after such transaction, no Default or Event of Default exists.

In addition, Dynegy may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)  a merger of Dynegy with an Affiliate solely for the purpose of reincorporating Dynegy in another jurisdiction or forming a direct holding company of Dynegy; and

(2)  any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Dynegy and its Subsidiaries, including by way of merger or consolidation.

Additional Subsidiary Guarantees

If any Wholly-Owned Domestic Subsidiary of Dynegy other than a Subsidiary Guarantor becomes a borrower under the Credit Agreement or guarantees any indebtedness under the Credit Agreement, within 30 days thereof Dynegy shall cause such Wholly-Owned Domestic Subsidiary to execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes on the same terms and conditions as those applicable to the Subsidiary Guarantors under the Indenture and will deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered and constitutes a legally valid and enforceable obligation (subject to customary qualifications and exceptions).  Thereafter, such Wholly-Owned Domestic Subsidiary will be a Subsidiary Guarantor with respect to the Notes until such Wholly-Owned Domestic Subsidiary’s Subsidiary Guarantee with respect to the Notes is released in accordance with the Indenture.

Reports

Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, Dynegy will furnish to the trustee, within the time periods (including any extensions thereof) specified in the SEC’s rules and regulations:

(1)  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Dynegy were required to file such reports; and

(2)  all current reports that would be required to be filed with the SEC on Form 8-K if Dynegy were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.  Each annual report on Form 10-K will include a report on Dynegy’s consolidated financial statements by Dynegy’s independent registered public accounting firm.  In addition, Dynegy will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).  To the extent such filings are made with the SEC, the reports will be deemed to have been furnished to the trustee and holders of notes.  Dynegy agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings.

If, notwithstanding the foregoing, the SEC will not accept Dynegy’s filings for any reason, Dynegy will (i) post the reports referred to in the preceding paragraph on its website with no password protection within the time periods that would apply if Dynegy were required to file those reports with the SEC, (ii) not later than ten business days after the time Dynegy posts its quarterly and annual reports on its website, hold a quarterly conference call to discuss the information contained in such reports and (iii) no fewer than two business days prior to the date of the conference call required to be held in accordance with clause (ii) above, issue a press release to appropriate U.S. wire services announcing the time and date of such conference call and either including all information necessary to access the call or directing the holders or beneficial owners of, and prospective investors in, the notes and securities analysts and market makers to contact an individual at Dynegy (for whom contact information shall be provided in such press release) to obtain the information on how to access such conference call.

In addition, Dynegy agrees that, for so long as any Notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the SEC, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default” with respect to the Notes:

(1)  default for 30 days in the payment when due of interest on the Notes;

(2)  default in payment when due of the principal of, or premium, if any, on the Notes;

(3)  failure by Dynegy or a Subsidiary Guarantor to comply with any covenant in the Indenture (other than a default specified in clause (1) or (2) above) for 60 days after written notice by the trustee or holders of at least 25% in principal amount of the Notes;

(4)  default under any document evidencing any indebtedness for borrowed money by Dynegy or any Subsidiary Guarantor, whether such indebtedness now exists or is created after the Issue Date, if that default:

(a)  is caused by a failure to pay principal when due at final (and not any interim) maturity on or prior to the expiration of any grace period provided in such indebtedness (a “Payment Default”); or

(b)  results in the acceleration of such indebtedness prior to its express maturity (without such acceleration having been rescinded, annulled or otherwise cured),

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates $100.0 million or more; provided that this clause (4) shall not apply to (i) secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness and (ii) any indebtedness that is required to be converted into Qualifying Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion);

(5) except as permitted by the Indenture, any Subsidiary Guarantee of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary shall be held in any final and non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason (other than in accordance with its terms) to be in full force and effect or any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor (or any group of Subsidiary Guarantors) that constitutes a

Significant Subsidiary, shall deny or disaffirm in writing its or their obligations under its or their Subsidiary Guarantees; and

(6) (a) a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law that is for relief against Dynegy, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian for all or substantially all of the property of Dynegy, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of Dynegy, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary and, in each of clauses (i), (ii) or (iii), the order, appointment or decree remains unstayed and in effect for at least 60 consecutive days; or (b) Dynegy, any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors.

In the case of an Event of Default pursuant to clause (6) of the previous paragraph, the Notes that are outstanding will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of such Notes that are outstanding may declare all the Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the Notes that are then outstanding may direct the trustee in its exercise of any trust or power.  The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

In case an Event of Default occurs and is continuing under the Indenture, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of the Notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture unless:

(1)  such holder has previously given the trustee notice that an Event of Default is continuing;

(2)  holders of at least 25% in aggregate principal amount of the Notes that are then outstanding have requested the trustee to pursue the remedy;

(3)  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)  the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)  holders of a majority in aggregate principal amount of the Notes that are then outstanding have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may, on behalf of the holders of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, such Notes.

Dynegy is required to deliver to the trustee annually a statement regarding compliance with the Indenture.  Upon becoming aware of any Default or Event of Default, Dynegy is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Dynegy or any Subsidiary Guarantor, as such, will have any liability for any obligations of Dynegy or the Subsidiary Guarantors under the Notes, the Indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Dynegy may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes that are outstanding and all obligations of the Subsidiary Guarantors of such Notes discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)  the rights of holders of the Notes that are then outstanding to receive payments in respect of the principal of, or interest or premium on such Notes when such payments are due from the trust referred to below;

(2)  Dynegy’s obligations with respect to the Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)  the rights, powers, trusts, duties and immunities of the trustee for the Notes, and Dynegy’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the Indenture governing such Notes.

In addition, Dynegy may, at its option and at any time, elect to have the obligations of Dynegy and the Subsidiary Guarantors released with respect to certain covenants (including Dynegy’s obligation to make Change of Control Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes.  In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  Dynegy must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such Notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and Dynegy must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)  in the case of Legal Defeasance, Dynegy has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Dynegy has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the Notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, Dynegy has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the Notes that are then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such

Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)  no Default or Event of Default with respect to the Notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Dynegy or any of its Subsidiaries is a party or by which Dynegy or any of its Subsidiaries is bound;

(6)  Dynegy must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by Dynegy with the intent of preferring the holders of the Notes over the other creditors of Dynegy with the intent of defeating, hindering, delaying or defrauding creditors of Dynegy or others; and

(7)  Dynegy must deliver to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of a majority in principal amount of Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the Notes that are then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each holder of notes affected, an amendment or waiver may not (with respect to any such Notes held by a non-consenting holder):

(1) reduce the principal amount of such Notes whose holders must consent to an amendment, supplement or waiver;

(2)  reduce the principal of or change the fixed maturity of any such Note or alter the provisions with respect to the redemption of such Notes (other than provisions relating to the covenant described above under the caption “—Change of Control” and provisions relating to the number of days of notice to be given in the event of a redemption);

(3)  reduce the rate of or change the time for payment of interest on any such Note;

(4)  waive a Default or Event of Default in the payment of principal of, or interest or premium on such Notes (except a rescission of acceleration of such Notes by the holders of a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(5)  make any such note payable in currency other than that stated in such Notes;

(6)  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of such Notes to receive payments of principal of, or interest or premium on such Notes;

(7)  waive a redemption payment with respect to any such Note (other than a payment required by the covenant described above under the caption “—Change of Control”); or

(8)  make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, Dynegy, the Subsidiary Guarantors and the trustee may amend or supplement the Indenture, the Notes and the Subsidiary Guarantees:

(1)  to cure any ambiguity, defect or inconsistency;

(2)  to provide for uncertificated notes in addition to or in place of certificated notes;

(3)  to provide for the assumption of Dynegy’s or a Subsidiary Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Dynegy’s or such Subsidiary Guarantor’s assets;

(4)  to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under any indenture of any such holder;

(5)  to comply with requirements of the SEC in order to effect or maintain the qualification of any Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” section of the confidential offering memorandum of Dynegy, dated May 15, 2013, relating to the initial offering of the Old Notes to the extent that such provision in that “Description of the Notes” was intended to be a verbatim or substantially verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees;

(7)  to evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof;

(8)  to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture; or

(9)  to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)  either:

(a)  all such Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Dynegy, have been delivered to the trustee for such Notes for cancellation; or

(b)  all such Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Dynegy or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)  no Default or Event of Default under the Indenture has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Dynegy or any Subsidiary Guarantor is a party or by which Dynegy or any Subsidiary Guarantor is bound;

(3)  Dynegy or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Dynegy has delivered irrevocable written instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Dynegy must deliver an Officer’s Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Dynegy or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.  The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the Notes that are outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions.  The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.  Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

“AER” shall mean Ameren Energy Resources Company, LLC, an Illinois limited liability company (or, following a pre-closing reorganization completed by Ameren Corporation, a successor thereto).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law” shall mean, as to any Person, any ordinance, law, treaty, rule or regulation or any determination, ruling or other directive by and from an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property is subject.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)  1.0% of the principal amount of such Note; or

(2)  the excess of:

(A)  the present value at such redemption date of (i) the redemption price of such Note at June 1, 2018 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through June 1, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the principal amount of the Note.

“Authorized Officer” shall mean, with respect to (i) delivering an Officer’s Certificates pursuant to the Indenture, the chief executive officer, the president, the chief financial officer, the treasurer, the assistant treasurer, the principal accounting officer or any other person of Dynegy having substantially the same responsibilities as the aforementioned officers, and (ii) any other matter in connection with the Indenture, the chief executive officer, chief financial officer, treasurer, the assistant treasurer, general counsel or a responsible financial or accounting officer of Dynegy.

“Bankruptcy Law” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, or any similar federal or state or other law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)  with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)  with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:

(1)  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Dynegy and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of Dynegy or any of its Subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan and one or more Permitted Holders);

(2)  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than one or more Permitted Holders or a corporation owned directly or indirectly by the stockholders of Dynegy in substantially the same proportion as their ownership of stock of Dynegy prior to such transaction, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Dynegy, measured by voting power rather than number of shares; or

(3)  the first day on which a majority of the members of the Board of Directors of Dynegy are not Continuing Directors.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Dynegy who:

(1)  was a member of such Board of Directors on the Issue Date; or

(2)  was nominated for election or elected to such Board of Directors with the approval of (x) one or more Permitted Holders or (y) a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement dated as of April 23, 2013, among Dynegy, various lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event, act or condition which with notice or lapse of time, or both, would (without cure or waiver hereunder) constitute an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

“Domestic Subsidiary” means any Subsidiary of Dynegy that was incorporated or organized in the United States or any state thereof or the District of Columbia.

“Environmental CapEx Debt” shall mean indebtedness of Dynegy or its Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.

“Environmental Capital Expenditures” shall mean capital expenditures deemed necessary by Dynegy or its Subsidiaries to comply with Environmental Laws.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including without limitation any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety (as such relates to exposure to Hazardous Materials) or Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of (1) Capital Stock of Dynegy (other than Disqualified Stock and other than to a Subsidiary of Dynegy) or (2) Capital Stock of a direct or indirect parent entity of Dynegy (other than to Dynegy or a Subsidiary of Dynegy) to the extent that the net cash proceeds therefrom are contributed to the common equity capital of Dynegy.

“Exchange Notes” means the exchange notes to be issued pursuant to the Registration Rights Agreement.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that if any operating lease would be recharacterized as a capital lease due to changes in the accounting treatment of such operating leases under GAAP since the Issue Date, then solely with respect to the accounting treatment of any such lease, GAAP shall be interpreted as it was in effect on the Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Governmental Authority” shall mean any nation or government, or any state, province, territory or other political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any governmental or non-governmental authority regulating the generation and/or transmission of energy, including Electric Reliability Council of Texas.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Issue Date” means May 20, 2013.

“Necessary Capital Expenditures” shall mean capital expenditures that are required by Applicable Law (other than Environmental Laws) or undertaken for health and safety reasons or to prevent catastrophic failure of a unit.  The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Officer’s Certificate” means a certificate signed on behalf of Dynegy by an Authorized Officer of Dynegy that meets the requirements set forth in the Indenture.

“Permitted Holders” means Franklin Advisers, Inc. and one or more of its Affiliates.

“Permitted Liens” means:

(1)  liens securing indebtedness in an aggregate principal amount not to exceed the greater of (a) $1.7 billion and (b) 30.0% of Total Assets (determined at the time of incurrence of such indebtedness and without giving effect to subsequent changes);

(2)  liens in favor of Dynegy or any of the Subsidiary Guarantors;

(3)  liens created for the benefit of (or to secure) the Notes (or the Subsidiary Guarantees);

(4)  liens on property (including Capital Stock) existing at the time of acquisition of the property by Dynegy or any Subsidiary of Dynegy; provided that such liens were in existence (or were required to extend to such assets, including by way of an after-acquired property provision) prior to, and not incurred in contemplation of, or to finance, such acquisition;

(5)  liens to secure indebtedness or other obligations incurred to finance Necessary Capital Expenditures that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such indebtedness; and

(6)  liens to secure Environmental CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution owned by Dynegy or any of its Subsidiaries, in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 2% of Total Assets, other than any such facility that Dynegy reasonably determines is not material to the business of Dynegy and its Subsidiaries taken as a whole.

“Qualifying Equity Interests” means Equity Interests of Dynegy other than Disqualified Stock.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 20, 2013, among Dynegy, the guarantors party thereto and Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, as representatives of certain initial purchasers.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee by each Subsidiary Guarantor of Dynegy’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Subsidiary Guarantor” means any of Dynegy’s current and future Wholly-Owned Domestic Subsidiaries that guarantees the Notes pursuant to the provisions of the Indenture, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Total Assets” means, as of any date of determination, the total consolidated assets of Dynegy and its Subsidiaries, determined in accordance with GAAP, as shown on the most recent publicly available balance sheet of Dynegy, and after giving pro forma effect to any acquisition or disposal of any property or assets consummated after the date of the applicable balance sheet and on or prior to the date of determination.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2018; provided, however, that if the period from the redemption date to June 1, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Dynegy with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than Dynegy and its Subsidiaries under applicable law).

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The exchange of Old Notes for Exchange Notes in the exchange offer will not result in a taxable event for U.S. federal income tax purposes.  Accordingly, you will not recognize any income, gain or loss as a result of exchanging your Old Notes for Exchange Notes in the exchange offer.  Your holding period for an Exchange Note will include the holding period of the Old Note exchanged therefor, and your tax basis in the Exchange Note will be the same as your tax basis in the Old Note immediately before the exchange.

Persons considering the exchange of Old Notes for Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities.  The Issuers have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement (as defined in the Registration Statement) is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, until June 11, 2014, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

The Issuers will not receive any proceeds from any sale of Exchange Notes by brokers-dealers.  Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes.  Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Act and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker- dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement is declared effective and (ii) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities, the Issuers will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.  The Issuers have agreed to pay all expenses incident to the exchange offer (including the reasonable and documented expenses of one counsel for the holder of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Act.

LEGAL MATTERS

The validity of the Exchange Notes and the related guarantees was passed upon for us by White & Case LLP, New York, New York, as to New York law.  The validity of the Exchange Notes and the related guarantees was passed upon for us by Locke Lord, LLP, Houston, TX, as to certain matters of Texas law, and Locke Lord, LLP, Chicago, IL, as to certain matters of Illinois law.  The validity of the Exchange Notes and the related guarantees was passed upon for us by Richards, Layton & Finger, P.A., Wilmington, DE, as to certain matters of Delaware law.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The audited historical financial statements of AER included in “Annex A: Financial Statements Related to AER” of Dynegy Inc.’s registration statement on Form S-3ASR dated October 2, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We and the Subsidiary Guarantors have filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the Exchange Notes.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto.  For further information about us and the Exchange Notes, reference is made to the registration statement and the exhibits and any schedules filed therewith and the documents incorporated by reference herein.  Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC.  You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, the exhibits and schedules filed with it, and the information incorporated by reference herein, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the website is www.sec.gov.

If for any reason we are not required to comply with the rules and regulations of the SEC we are still required under the Indenture to furnish the holders of the Notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act to the extent provided in the Indenture.  See “Description of the Exchange Notes—Certain Covenants—Reports.”  In addition, we have agreed that, for so long as any Notes remain outstanding, we will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

PRESENTATION OF FINANCIAL INFORMATION

Each Subsidiary Guarantor is exempt from Exchange Act reporting pursuant to Rule 12h-5 under the Exchange Act, as Dynegy has no independent assets or operations, the guarantees of the Subsidiary Guarantors are joint and several, and any subsidiaries of Dynegy other than the Subsidiary Guarantors are, individually and in the aggregate, minor.  Additionally, the guarantees are full and unconditional, subject to certain customary automatic release provisions contained in the Indenture.

Offer to Exchange
$500,000,000

5.875% Senior Notes due 2023

Dynegy Inc.

PROSPECTUS

March 14, 2014